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                                  $200,000,000

                                FERRO CORPORATION

                          9 1/8% SENIOR NOTES DUE 2009

                              OFFICERS' CERTIFICATE
                    PURSUANT TO SECTION 301 OF THE INDENTURE

         The terms of the above-captioned debt securities, established pursuant to the resolutions of the Board of Directors of Ferro Corporation, an Ohio corporation (the "Company"), adopted on September 22, 1995, and pursuant to resolutions of the Finance Committee adopted on November 16, 2001, are as follows:

         1. The securities shall be known as "Ferro Corporation 9 1/8% Senior Notes due 2009" (the "Notes").

         2. The Notes shall be issued under a global note in fully registered form and deposited on the issue date with The Depository Trust Company ("DTC") and registered in the name of Cede & Co., as nominee of DTC, or shall remain in the custody of the Trustee (as defined below) pursuant to the FAST Balance Certificate Agreement between DTC and the Trustee. The form of global note is attached hereto and incorporated by reference into this Certificate.

         3. The Notes shall be issued under an Indenture, dated as of March 25, 1998 (the "Indenture"), between the Company and J.P. Morgan Trust Company, National Association, the successor-in-interest to Chase Manhattan Trust Company, National Association, as trustee (the "Trustee"), in the initial aggregate principal amount of $200 million.

         4. The principal of the Notes shall be payable in full on January 1, 2009 (the "Maturity Date").

         5. The Notes shall bear interest at the rate of 9 1/8% per annum from December 20, 2001. Interest shall be payable semi-annually on each January 1 and July 1 (the "Interest Payment Dates"), commencing July 1, 2002, to the persons in whose names the Notes are registered at the close of business on December 15 or June 15 (the "Regular Record Dates"), as the case may be, next preceding the respective Interest Payment Date.

         6. Principal of and interest on the Notes shall be payable at the corporate trust office or agency of the Trustee in New York, New York or Cleveland, Ohio; provided, that at the option of the Company, interest payments may be made by checks mailed to the registered holders of the Notes.

         7. The Notes may be redeemed at the option of the Company, in whole or from time to time in part, upon at least 30 and not more than 60 days' notice, on any date (a "Redemption Date"), at a redemption price equal to the greater of
(i) 100% of the principal amount of the Notes to be redeemed, or (ii) the sum of the present values of the remaining scheduled payments


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of principal and interest thereon (exclusive of interest accrued to such
Redemption Date) discounted to such Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in the Notes) plus 50 basis points, plus, in either case, accrued and unpaid interest on the principal amount being redeemed to such Redemption Date; provided that installments of interest on Notes which are due and payable on an Interest Payment Date falling on or prior to the relevant Redemption Date shall be payable to the holders of such Notes, registered as such at the close of business on the relevant Regular Record Date, according to the terms and the provisions of the Indenture.

         8. In the event of any Change in Control Triggering Event (as defined in the Notes) in respect of the Company occurring on or prior to maturity of the Notes, each Holder of Notes will have the right, at the Holder's option, subject to the terms of the Indenture and the Notes, to require the Company to purchase all or any part (provided that the principal amount is $1,000 or an integral multiple thereof) of such Holder's Notes on the date that is not less than 30 nor more than 60 business days after such Change in Control Triggering Event (the "Change in Control Purchase Date") at a cash price equal to 101% of the principal amount thereof plus accrued interest to the Change in Control Purchase Date (the "Change in Control Purchase Price").

         9. The Notes are subject to (i) defeasance and discharge in accordance with Section 1302 of the Indenture and (ii) release from certain covenants and events of default in accordance with Section 1303 of the Indenture.

         10. The Notes shall not be entitled to the benefit of any sinking fund.

         IN WITNESS WHEREOF, we have hereunto signed our names and affixed the seal of the Company.

Dated:  December 20, 2001
                                    By:
                                       -----------------------------------------
(SEAL)                                 Name:    J. William Heitman
                                       Title:   Vice President - Finance



                                    By:
                                       -----------------------------------------
                                       Name:    D. Thomas George
                                       Title:   Treasurer


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